EXHIBIT 99.1

On July 16, 2004, the Registrant issued the following press release:

                 "PYR ENERGY REPORTS QUARTERLY FINANCIAL RESULTS

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced unaudited financial results for the three and nine months ended May 31, 2004.

     For the quarter ended May 31, 2004, the Company recorded a net loss of $391,890, or $0.02 per common share, compared with a net loss of $385,176, or $0.02 per common share, for the quarter ended May 31, 2003. During the quarter ended May 31, 2004, the Company recorded $184,551 in revenues from the sale of oil and natural gas production as compared with $43,041 for the quarter ended May 31, 2003. Lease operating expenses and taxes were $77,958 for the May 31, 2004 quarter and $18,349 for the May 31, 2003 quarter. The increase in revenue is associated with the producing properties acquired from Venus Exploration, Inc. in May 2004. Previously, all company oil and gas revenues were a result of production from the East Lost Hills #1 well in the San Joaquin Basin of California, which commenced its first production on February 6, 2001. The increase in net loss was due to a $66,811 increase in non-cash expense from implementing SFAS No. 143, "Accounting for Asset Retirement Obligations."

     During May 2004, interests in certain producing properties from Venus were purchased for approximately $3,230,000 (excluding costs associated with the acquisition). Venus is in Chapter 11 Bankruptcy, and the properties were acquired through public auction as approved by the United States Bankruptcy Court. To finance the purchase, the Company primarily used existing cash reserves and also a portion of the proceeds from a May 2004 private placement of the Company's common stock. The placement, with gross proceeds totaling $8,175,000, consisted of the sale of 7.5 million shares of common stock, priced at $1.09 per share, to a group of accredited investors. The first tranche of the placement, consisting of $4,905,000 in gross proceeds, was received and accepted in early May 2004. The second tranche of the placement, consisting of $3,270,000 in gross proceeds, was received in late June 2004. A registration statement covering the possible resale of the placement shares by the investors has been filed with the SEC.

     For the nine months ended May 31, 2004, PYR had a net loss of $1,155,550, or $0.05 per common share, with revenues of $268,945, as compared with a net loss of $2,309,385, or $0.10 per common share, with revenues of $137,079, for the nine months ended May 31, 2003. The decrease in net loss is due primarily to impairment charges in the prior year totaling $1,178,267, as opposed to the current year, during which no impairment was charged. Additionally, current year revenues increased associated with the producing properties acquired from Venus Exploration, Inc. in May 2004.

     Interest income was $4,921 and $11,044 during the quarters ended May 31, 2004 and May 31, 2003, respectively, and $15,529 and $45,879 for the nine months ended May 31, 2004 and May 31, 2003, respectively. The Company incurred $82,234 and $78,316 in interest expense associated with the convertible notes dated May 24, 2002, during the quarters ended May 31, 2004 and May 31, 2003, respectively, and $242,784 and $230,371 in interest expense associated with the convertible notes for the nine months ended May 31, 2004 and May 31, 2003, respectively. General and administrative expenses associated primarily with the Company's efforts to pursue its exploration projects totaled $350,377 for the quarter ended May 31, 2004 and $339,576 for the quarter ended May 31, 2003, and $887,309 and $1,010,119 for the nine months ended May 31, 2004 and May 31, 2003, respectively.

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     At May 31, 2004, the Company had cash of $3,956,819, total assets of
$13,054,310, current liabilities of $1,221,736, and stockholders' equity of $4,916,843. There were 28,243,023 common shares outstanding at May 31, 2004.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities are focused in select areas of the Rocky Mountain region, the San Joaquin Basin of California, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release and the Company's website contain forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release and the Company's website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity."